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                                                                   EXHIBIT 2.1


April 18, 1997


Mr. Donald E. Hernley
President
HCX, Inc.
600 New Hampshire Avenue, NW
Suite 1250
Washington, D.C.  20037

Dear Mr. Hernley:

The purpose of this letter agreement (the "Agreement") is to document the parties' definitive agreement concerning HCX, Inc.'s ("HCX") acquisition of the hospital bill audit business (the "HBA Business") of American Claims Evaluation, Inc. ("ACE").

1. Accordingly, effective May 1, 1997, ACE hereby sells, assigns, transfers and sets over to HCX, all of ACE's right, title and interest in the HBA business, defined as hospital bill audits, nurse directed negotiations, and provider discounts provided to Clients, including goodwill related thereto, as currently conducted by ACE (the "Assignment"). To effectuate the Assignment, ACE and HCX agree as follows: (i) all hospital bills received through April 30, 1997, and completed by May 31, 1997, will be completed and billed by ACE. HCX will not be entitled to any of the revenues therefrom; (ii) effective May 1, 1997, all hospital bills received from ACE clients and all cases not completed by ACE by May 31, 1997, will be processed by HCX and billed by HCX, subject to Client approval and payment of costs by HCX to complete transferred in-process cases. HCX will then be entitled to the revenues therefrom; (iii) ACE will deliver to HCX concurrent with the execution of this Agreement a list of the clients who have retained ACE to provide cost containment services during the six months ended March 31, 1997 through the HBA Business and provide reasonable access to HCX to the HBA Business client files, account histories and related records. Both parties will undertake to cooperate together with the intention of assigning the Provider Discount Network contracts to HCX, i.e., Multi-Plan and Prime, subject to the consent of the respective providers; and (iv) HCX and ACE will jointly prepare and send a letter to clients of the HBA Business announcing that HCX and ACE have entered into an agreement whereby HCX will offer and provide HBA Business services on a going forward basis.

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2.    Liabilities Not Assumed. HCX shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this section 2. (the "excluded Liabilities"):

      a. Nonenumerated Liabilities. Any liability or obligation of ACE of any kind, known or unknown, contingent or otherwise, or resulting from any other covenant, agreement, or indemnity of HCX in this Agreement. HCX does not assume any liability for cases previously completed by ACE, nor is HCX responsible for adjustments to any case completed by ACE prior to May 31, 1997, which are excluded Liabilities.

      b. Taxes. Any liability or obligation of ACE for federal, state, or local income, franchise, property, sales or use, or recapture taxes, assessments, and penalties, whether arising out of the transactions contemplated by this Agreement or otherwise; neither will HCX assume any portion of ACE's liabilities for any state or local, tangible or intangible, property tax, or for any other tax.

      c.       Trade Payables.  None to be assumed.

      d. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by ACE prior to the execution of this Agreement or infringement of third-party rights or interests.

      e. Employee Liabilities. None to be assumed, including but not limited to: any employee liabilities relating to present or future employees of the ACE HBA Business with respect to plans, programs, policies, commitments, and other benefit entitlement established or existing on or prior to the execution of this Agreement, and whether or not such liabilities are contingent in nature, including by way of example, and not limitation:
               (i).    Any liability or obligation for workers' compensation.
               (ii). Any current or future liabilities to employees retiring on, before, or after the execution of this Agreement, and their dependents.
               (iii). Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the ACE HBA Business on or before the execution of this Agreement under any pension plans relating to service prior to the execution of this Agreement.
               (iv). Any current or future liabilities for claims incurred prior to the execution of this Agreement and related expenses with respect to any employees associated with the ACE HBA Business under any welfare or disability plans established or existing at or prior to the execution of this Agreement, regardless of when filed with HCX, ACE, or the claims administrator for any such plan.

               (v). Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to employees associated with the ACE HBA Business incurred or accrued prior to the execution of this Agreement, regardless of when invoiced or recorded.
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               (vi).   Any monetary liability for severance payments that may
                       arise at any time in favor of any of ACE's employees under any plan, program, policy, commitment, or other benefit entitlement.

      f. Incidents to Excluded Assets. Any liability or obligation associated with any of the excluded assets.

      g. Litigation. Any Litigation pending or threatened against ACE or the assets.

3.    In consideration of the foregoing, HCX agrees to pay ACE the following:
      (i) twenty percent (20%) of all net revenues, as defined, generated from hospital bill audits, nurse directed negotiations, and provider discounts provided to Clients by HCX for a period commencing May 1, 1997 and ending on October 31, 1998 and (ii) five percent (5%) of the net revenues, as defined, for the period commencing on November 1, 1998 and ending on April 30, 2000. For purposes of this Agreement, "Client" shall mean any entity for whom ACE has performed cost containment services during the six months ending March 31, 1997, excluding Humana, Blue Cross Blue Shield of Idaho, EBPA, and State Farm, as these are also current clients of HCX. Net revenues shall be defined as invoiced amounts (invoice less credits and bad debt writeoff) less billed pass-through fees for hospitals and travel and for the cost of provider discount network access fees. HCX will remit the foregoing payments to ACE, along with a calculation thereof, monthly 30 days from the end of each month based on the net revenues generated in such month.

4. ACE shall make available copies of the case history for all cases processed during the twelve months prior to the execution of this Agreement to HCX for case processing informational purposes only. HCX assumes no responsibility or liability for said cases. HCX shall maintain records in sufficient detail and, upon reasonable notice from time to time (but not more often than quarterly) and once after the final payment has been made hereunder, allow a representative of ACE or an independent public accounting firm, which firm shall be reasonably agreed to by both parties, to examine its books and records pertaining to the HBA Business, solely for the purpose of verifying the calculation of the payments due under this Agreement. The fees and expenses of the accounting shall be borne by ACE, except if such examination discovers an underpayment of ten percent (10%) or more by HCX for any audit period, the reasonable fees of such accounting firm shall be borne by HCX. ACE undertakes and agrees to cause any independent accounting firm selected by ACE pursuant to this paragraph not to disclose any information so obtained to any third party except to the extent necessary to enforce this Agreement and such accounting firm will otherwise keep such information strictly confidential.


5. Nothing contained herein shall be construed as the transfer by ACE of (i) any of its assets to HCX (other than the client list and the provider contracts) and (ii) any rights to the use of the name "American Claims Evaluation, Inc."

6. HCX agrees to use its best efforts to solicit business from the Clients during the time period for which amounts are payable to ACE by HCX hereunder.
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7.    As a material inducement to HCX to enter into this Agreement and to perform its obligations hereunder and for other due and valid consideration, the receipt and sufficiency of which is hereby acknowledged, ACE, its Executive officers (Gary Gelman and Gary Knauer), and its directors covenant and agree that they will not, after May 1, 1997 and through April 30, 2000, (i) own, lease, operate, extend credit to, compete with, or otherwise engage in the Hospital Audit Business (except for the completion of hospital bills received through April 30, 1997 and for any interest held in a publicly-held company of less than ten percent of the voting stock) nor will it (ii) disclose or make use of any confidential non-public information regarding ACE's HBA Business or HCX's operations including, but not limited to, financial information and know how, except as required by law or by the order of any court or administrative or governmental agency, provided, however, that the non-disclosure covenant contained herein shall not apply to information which has become public or has been disclosed to the public without violation of this covenant by ACE. HCX shall give ACE reasonable written notice of any violation or alleged violation of the foregoing and an opportunity to cure the same. If the provisions of this paragraph are violated in whole or in part, HCX shall be entitled upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin ACE from such violation.

8. ACE represents and warrants to HCX that (i) ACE is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to own, lease and operate its assets and to carry on its business as now and as heretofore conducted. ACE has full power and authority to execute and deliver this Agreement and all other documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby and to perform the transactions contemplated hereby and thereby; (ii) the execution and delivery by ACE of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by ACE. This Agreement has been duly executed and delivered by ACE, and is the legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms; (iii) ACE is the sole legal and beneficial owner of the HBA Business purported to be owned and has, and will transfer to, HCX, good and marketable title to the HBA Business, free and clear of any and all liens; (iv) there is no judicial, administrative or arbitral action, suit, or proceeding at law or in equity pending against ACE involving the HBA Business, in which ACE has received service or process; and (v) is not aware of any threatened actions.


9. HCX represents and warrants to ACE that (i) HCX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HCX has full power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby; (ii) the execution and delivery by HCX of this Agreement and the consummation by HCX of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of HCX. This Agreement is duly executed and delivered by HCX, and is the legal, valid and binding obligation of HCX, enforceable against HCX in accordance with its terms, and (iii) no consent, approval, waiver, order of


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      authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by HCX or the consummation by HCX of the transactions contemplated hereby.

10. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. This Agreement may be modified or waived only by a separate writing signed by the parties hereto. Any such modification or waiver shall contain a specific reference to the relevant provision of this Agreement that is to be modified or waived.

11. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by courier), or sent by certified, registered mail, postage prepaid, or guaranteed next day delivery. Any such notice shall be deemed given when so delivered personally or delivered by guaranteed next day service, or if mailed, forty-eight (48) hours after the date of deposit in the United States mail, as follows:

               (i)     if to ACE to:

                       American Claims Evaluation, Inc.
                       One Jericho Plaza
                       Jericho, NY  11753
                       Attention:  Gary Gelman, President

               (ii)    if to HCX to:

                       HCX, Inc.
                       600 New Hampshire Avenue, NW
                       Suite 1250
                       Washington, D.C.  20037
                       Attention:  Donald E. Hernley, President


                       cc:      HCX, Inc.
                                1717 Park Street
                                P.O. Box 3088
                                Naperville, IL  60566-7088
                                Attention: General Counsel

      Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

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13.   The parties agree that no broker or finder was responsible for the transaction that is the subject of this Agreement.

14. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provisions as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

15. This Agreement shall be construed in accordance with the laws in the State of New York (without giving effect to the conflicts of law principles thereof).

16. This Agreement shall be binding upon and inure to the benefit of the successors of each of ACE and HCX. Neither party may assign its rights hereunder.

If the foregoing correctly sets forth our understanding as to the transfer of the HBA Business, please countersign below where indicated and return a signed copy to ACE, whereupon it shall be binding upon us both.

Very truly yours,
AMERICAN CLAIMS EVALUATION, INC.


By:   /s/ Gary Gelman
      ---------------------------------
      Gary Gelman
      Chairman and CEO


Date: April 18, 1997
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ACCEPTED AND AGREED
TO AS OF THE DATE FIRST
SET FORTH ABOVE:

HCX, INC.


By:   /s/ Donald E. Hernley
      ---------------------------------
      Donald E. Hernley
      President


Date: April 21, 1997
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